CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Prudential Annuities Life Assurance Corporation of our report dated March 19, 2021 relating to the financial statements and financial statement schedule, which appears in Prudential Annuities Life Assurance Corporation's Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 19, 2021